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                                                                    Exhibit 23.3

                        [LETTERHEAD OF AGM PARTNERS LLC]

                                                                 October 8, 2004


Board of Directors
DreamWorks Animation SKG, Inc.
1000 Flower Street
Glendale, California  91201


Re:     Registration Statement on Form S-1 of
        DreamWorks Animation SKG, Inc. (No. 333-117528)


Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 5, 2004, with respect to the fairness from a financial point of view of the consideration to be received by the shareholders of Pacific Data Images, Inc. ("PDI") (other than DreamWorks L.L.C. or its affiliates) pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), between PDI, DreamWorks Animation SKG, Inc. (the "Company") and DWA Acquisition Corp., a wholly owned subsidiary of the Company.


The foregoing opinion letter is provided for the information and assistance of the Board of Directors of PDI in connection with its consideration of the transaction contemplated by the Merger Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.


In that regard, we hereby consent to the reference to our opinion under the captions "THE PDI MERGER - Fairness Opinion", "THE PDI MERGER - Opinion of AGM Partners", and "THE PDI MERGER - Engagement of AGM Partners", and to the inclusion of the foregoing opinion in the Prospectus included in the above-mentioned Registration Statement and intended to be mailed to shareholders of PDI.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (other than any amendment to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


                                   Very truly yours,


                                   /s/ AGM Partners LLC
                                   -----------------------
                                   AGM PARTNERS LLC